                                                     Exhibit  10.21

                         TRUST AGREEMENT

     THIS TRUST AGREEMENT, made and entered into as of April 1, 1992, between USAir Inc., a Delaware corporation with its principal address at Crystal Park Four, 2345 Crystal Drive, Arlington, VA 22227 (the "Company") and Wachovia Bank of North Carolina, N.A. with its principal address at 301 North Main Street, Winston-Salem, NC 27150, (the "Trustee");

                  W I T N E S E T H   T H A T :

     WHEREAS, the Company has entered into an agreement with its Executive Vice President-Marketing, W. Thomas Lagow (the
"Executive") to provide certain payments to him in the future if certain conditions are met; and

     WHEREAS, the terms of the agreement between the Company and the Executive provides for the Company to set aside in a trust sufficient assets to satisfy its contractual liability under the agreement;

     NOW THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the Company and the Trustee agree as follows.

                          SECTION 1

                     Establishment of Trust

     1.1 Trust Fund. The Company hereby establishes with the Trustee a trust (the "Trust") to hold such cash and other property which may be delivered to the Trustee from time to time by the Company. All such assets contributed by the Company to the Trust, together with all earnings, profits, proceeds, investments or reinvestments of such assets, less all payments and charges as authorized herein, shall constitute and hereinafter be referred to as the "Trust Fund." The Trust Fund shall be held by the Trustee in trust and shall be held, managed and administered by the Trustee in accordance with the terms of this Trust Agreement.

     1.2 Acceptance of Trust. The Trustee accepts the Trust established under this Trust Agreement on the terms and subject to the provisions set forth herein, and it agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Trust Agreement. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability for any action taken by it pursuant to direction from the Company.

     1.3 Limitations on the Use of Trust Fund. The assets of the Trust Fund shall not be returned to the Company or used for any purpose other than the exclusive purpose of providing payments to the Executive and defraying reasonable expenses of administration of the Trust until all payments to the Executive as required by this Trust Agreement have been made; provided, however, that (a) nothing in this Section 1.3 shall be deemed to limit or otherwise prevent the payment from the Trust Fund of expenses and other charges incurred by the Trust or the Trustee as authorized in this Trust Agreement, and (b) excess assets may be paid out to the Company pursuant to Section 9.1 of this Trust Agreement

     1.4 Irrevocability. The Company and the Trustee agree that the Trust created herein shall not be revocable by the Company or any successor thereto.

     1.5 Grantor Trust. The Trust established by this Trust Agreement is intended to be classified as a "grantor trust" as that term is defined by Section 671 of the Internal Revenue Code of 1986 for purposes of the Trust's income taxes with the result that (a) the Executive shall not have any taxable income on any assets of the Trust Fund until such time as and only to the extent that the Executive has a vested interest in such assets; and (b) the income of the Trust be treated as income of the Company.

                            SECTION 2

                            Definitions

     2.1  "Board" shall mean the Board of Directors of USAir, Inc.

     2.2 "Change of Control" shall have the meaning set forth in the employment agreement entered into between the Company and the Executive, dated as of February 7, 1992, a copy of which has been appended hereto as Attachment 1.

     2.3  "Committee" shall mean the Compensation and Benefits
Committee of the Board.

     2.4 "Company" shall mean USAir, Inc., its successors and assigns.

     2.5  "Executive" shall mean W. Thomas Lagow, Executive Vice
President-Marketing of the Company.

     2.6  "Trustee" shall mean Wachovia Bank of North Carolina,
N.A.




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


                           SECTION 3

                     Payment Obligations

     3.1 Payment Obligations. The Company has promised the Executive a One Million Dollar ($1,000,000) incentive payment in which the Executive is to become vested over a period of four years as further described below. The Executive shall become vested and have a nonforfeitable interest in 25% of the One Million Dollars ($1,000,000) on each anniversary of his employment, provided he remains in the employ of the Company, until he has received a total of One Million Dollars ($1,000,000) and shall receive payment of vested amounts within 10 days of its vesting. The Executive shall be entitled to receive four installment payments at such times and in such amounts as set forth in the following schedule:

      Amount               Date Vested             Payment Date
     --------            ----------------       -----------------

     $250,000            February 7, 1993       February 17, 1993
     $250,000            February 7, 1994       February 17, 1994
     $250,000            February 7, 1995       February 17, 1995
     $250,000            February 7, 1996       February 17, 1996

     3.2 Normal Payment Schedule. Upon receipt of written instructions from the Company, the Trustee shall pay to the Executive Two Hundred Fifty Thousand Dollars ($250,000) in one cash lump sum on the payment dates set forth in Section 3.1. Upon making such payments to the Executive the Trustee shall withhold for and make payment of all taxes to the appropriate taxing authority and shall furnish the Executive or other beneficiary with the appropriate tax information form evidencing such payment and the amount thereof.

     3.3 Payment Following a Change of Control. Following the Trustee's determination that a Change of Control has occurred, and in the event that the Executive's employment with the Company has been terminated, the Executive shall become 100% vested in the remaining payments and the Trustee shall, without direction from the Company, immediately distribute to the Executive, in one lump sum, all remaining payments. The Trustee shall, concurrently with the distribution of the Executive's account, advise the General Counsel and Chief Financial Officer of the Company of the amount
paid to the Executive hereunder.   The Trustee shall be indemnified
and held harmless by the Company in making a payment pursuant to this Section 3.3. If the Trustee so desires, it may, in its sole discretion, make such additional inquiries or take such other steps as it deems necessary to carry out the intent and purposes of this


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


Trust Agreement. The Trustee may engage its own counsel or other experts to assist it in making its determination. The cost of such counsel or other expert assistance, and any other costs reasonably incurred by the Trustee in making its determination shall be borne by the Company. If the Company fails to pay any such fees and expenses when due, the Trustee may use the assets of the Trust to pay the fees and expenses and demand reimbursement to the Trust from the Company. If such demand is not met, the Trustee may commence an action against the Company on behalf of the Trust. Following a Change of Control, the Trustee shall owe its fiduciary duties to the Executive and shall exercise it powers hereunder solely for the benefit of the Executive.

     3.4 Payment in the Event of the Executive's Termination. In the event that the Executive's employment with the Company is terminated for any reason the Executive shall have no further entitlement to any additional payments other than for amounts which vested prior to his termination, and all remaining assets in the Trust shall revert to the Company. The foregoing sentence shall not apply in the event the termination follows a Change of Control or in the event that the Executive's employment is terminated by reason of death or disability. In the event of a termination following a Change of Control, Section 3.3 above shall control. In the event of the Executive's death or disability, the scheduled payments shall continue to be made to such beneficiary as may be designated by the Executive, or in the event that no beneficiary is designated, to the Executive's estate, on the payment dates set forth in the schedule set forth in Section 3.1.

     3.5 Company Obligation. Notwithstanding the provisions of this Trust Agreement, the Company shall remain obligated to pay the amounts promised to the Executive in the event that the Trust assets are insufficient to cover the obligations when they become due.

                           SECTION 4

                         Contributions

     4.1 Initial Contribution. Concurrent with the execution and delivery of this Trust Agreement, the Company shall deliver to the Trustee One Million Dollars ($1,000,000) in assets to form the corpus of the Trust. No future contributions will be required by the Company unless the assets remaining in the Trust are insufficient to meet the Company's payment obligation as set forth
in Section 3.   The Trustee shall notify the Company promptly after
any valuation of the assets in which it is determined that the remaining assets are insufficient to make the remaining payments as


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


set forth in Section 3. In the event that the Company is notified by the Trustee that the Trust assets are insufficient to meet a payment obligation, the Company shall make an additional contribution to the Trust within 15 days to the level required to make all remaining payments.

     4.2 Form of Contributions. The Company shall make its contributions in cash.

                           SECTION 5

                   Trustee Powers and Authority

     5.1 Investment Power. The Trustee shall invest and reinvest the principal and income of the Trust Fund and keep the Trust Fund invested, without distinction between principal and income, in accordance with the directions of the Company or such investment guidelines as the Company may provide to the Trustee from time to time; provided, however, that the assets may not be invested in securities or debt obligations issued by the Company or its parent corporation, USAir Group, Inc.


     5.2 Additional Powers. Subject to the provisions of Section 5.1, the Trustee shall have the following powers and authority in the administration of the Trust:

     (a) To sell, exchange, transfer or otherwise dispose of any such property at public or private sale for cash or on credit and grant options for the purchase or exchange of any securities or other property held in the Trust Fund.

     (b) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to any such property, and to consent to or oppose any such plan or any action thereunder, or any contract, lease, mortgage, purchase, sale or other action by any corporation or other entity.

     (c) To deposit any such property with any protective, reorganization or similar committee; to delegate discretionary power to any such committee; and to pay part of the expenses and compensation of any such committee and any assessments levied with respect to any property so deposited.






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



     (d) To exercise any conversion privilege or subscription right available in connection with any such property; to oppose or to consent to the reorganization, consolidation, merger or readjustment of the finances of any corporation, company or association, or to the sale, mortgage, pledge or lease of the property of any corporation, company or association of any of the securities of which may at any time be held in the Trust Fund and to do any act with reference thereto, including the exercise of options, the making of agreements or subscriptions and the payment of expenses, assessments or subscriptions, which may be deemed necessary or advisable in connection therewith, and to hold and retain any securities or other property which it may so acquire.

     (e) To commence or defend suits or legal proceedings and to represent the Trust in all suits or legal proceedings; to settle, compromise or submit to arbitration, any claims, debts or damages, due or owing to or from the Trust.

     (f) To exercise, personally or by general or limited power of attorney, any right, including the right to vote, appurtenant to any securities or other such property.

     (g) To borrow money from any lender in such amounts and upon such terms and conditions as shall be deemed advisable or proper to carry out the purposes of the Trust and to pledge any securities or other property for the repayment of any such loan.

     (h) To engage any legal counsel, including counsel to the Company or the Trustee, any enrolled actuary, or any other suitable agents, to consult with such counsel, enrolled actuary, or agents with respect to the construction of the Trust Agreement, the duties of the Trustee hereunder, the transactions contemplated by this Trust Agreement or any act which the Trustee proposes to take or omit, to rely upon the advice of such counsel, enrolled actuary or agents, and to pay its reasonable fees, expenses and compensation.

     (i) To register any securities held by it in its own name or in the name of any custodian of such property or of its nominee, including the nominee of any system for the central handling of securities, with or without the addition of words indicating that such securities are held in a fiduciary capacity, to deposit or arrange for the deposit of any such securities with such a system and to hold any securities in bearer form.






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



     (j) To make, execute and deliver, as Trustee, any and all deeds, leases, notes, bonds, guarantees, mortgages, conveyances, contracts, waivers, releases or other instruments in writing necessary or proper for the accomplishment of any of the foregoing powers or to appoint an ancillary trustee for the accomplishment of the foregoing powers.

     (k) To transfer assets of the Trust Fund to a successor trustee as provided in Section 7.4.

     (l) To exercise, generally, any of the powers which an individual owner might exercise in connection with property either real, personal or mixed held by the Trust Fund, and to do all other acts that the Trustee may deem necessary or proper to carry out any of the powers set forth in this Section 5 or otherwise in the best interests of the Trust Fund.

     (m) To do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust.


                           SECTION 6

                   Administration and Records

     6.1 Responsibility to Keep Records. The Trustee shall keep accurate and detailed accounts of any investments, receipts, disbursements and other transactions hereunder. All accounts, books and records shall be open to inspection and audit at all reasonable times by any person designated by the Company. In the event of the removal or resignation of the Trustee, the Trustee shall promptly deliver to the successor trustee all records which shall be required by the successor trustee to enable it to carry out the provisions of this Trust Agreement.

     6.2 Reports. Within 25 days after the close of each calendar year and within 30 days after the removal or resignation of the Trustee or the termination of the Trust, the Trustee shall file with the Company a written account setting forth all investments, receipts, disbursements and other transactions effected by it during the preceding calendar year, or during the period from the close of the preceding calendar year to the date of such removal, resignation or termination.





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


     6.3 Taxes and Expenses. The Company shall pay any taxes which at any time are lawfully levied or assessed or become payable with respect to assets in the Trust Fund. To the extent that any taxes lawfully levied are not paid by the Company, the Trustee shall pay such taxes out of the Trust Fund. Any taxes levied or assessed against the Executive with respect to assets paid out of the Trust to the Executive shall be the sole responsibility of the Executive. The Company shall also pay the reasonable expenses incurred by the Trustee in the performance of its duties under this Trust Agreement. Such expenses shall be paid from the Trust Fund to the extent that the Company does not pay them.

     6.4 Trustee's Compensation. The Trustee shall be paid by the Company reasonable compensation for its services in accordance with the Trustee's regular schedule of fees for trust services as shall from time to time be in effect, unless otherwise agreed to by the Company and the Trustee. A copy of the Trustee's fee schedule is appended to this Trust Agreement as Attachment 2. The Trustee shall notify the Company in writing at least 60 days in advance of the effective date of a change in the fee schedule. Such compensation for the Trustee shall be paid from the Trust Fund to the extent that the Company does not pay it.

     6.5 Protection of Trustee. The Trustee shall be fully protected in relying upon any instruction, direction or approval of the Company if certified in writing by a designated representative of the Company. In addition to the foregoing, the Company hereby agrees to indemnify and hold harmless the Trustee from and against all losses, damages, costs, expenses and liabilities including reasonable attorneys fees and other costs of litigation, to which the Trustee may become subject, arising out of or occasioned by or incurred in connection with or in any way associated with this Trust, including any claim brought against the Trustee by the Company or its successor, except for any claim arising from an act or omission due to the Trustee's gross negligence or willful misconduct.

                           SECTION 7

                     Resignation and Removal

     7.1 Removal. The Company may, at any time, remove the Trustee with or without cause upon giving at least 60 days' notice in writing to the Trustee, unless such notice requirement is waived by the Trustee in writing; provided, however, that in the event of a Change of Control, the Company may only remove the Trustee with the written consent of the Executive.



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



     7.2 Resignation. The Trustee may resign at any time upon giving at least 60 days' notice in writing to the Company.

     7.3 Final Accounting. In the event of such removal or resignation, the Trustee shall duly file with the Company a written account as provided in Section 6.2 of this Trust Agreement for the period since the previous annual accounting.

     7.4 Successor Trustee. Within 60 days after any such notice of removal or resignation of the Trustee, the Company shall designate a successor trustee. Such successor trustee shall have the powers and duties herein conferred upon the Trustee and the word "Trustee" wherever used herein, except when the context otherwise requires, shall be deemed to include any successor trustee. Upon designation of a successor trustee and delivery to the resigned or removed Trustee notice of written acceptance by the successor trustee of such designation, such resigned or removed Trustee shall promptly assign, transfer, deliver and pay over to such successor trustee, in conformity with the requirements of applicable law, the funds and properties in its control or possession then constituting the Trust Fund.


                            SECTION 8

              Termination and  Amendment of the Trust

     8.1 Termination Upon Tax Determination. Notwithstanding anything contained in this Trust Agreement to the contrary, if at any time the Trust is finally determined by the Internal Revenue Service ("IRS") not to be a "grantor trust" with the result that the income of the Trust Fund is not treated as income of the Company, or if a tax is finally determined by the IRS to be payable by the Executive with respect to any payment obligation under the Trust Fund prior to the Executive's interest in such payment obligation becoming vested, then the Trust shall immediately terminate and the full fair market value of the assets in the Trust Fund shall be returned to the Company. The Company shall fully reimburse the Executive for any tax liability he may incur with respect to assets in the Trust prior to the payment or vesting of such assets. For purposes of this Section 8.1, a final determination of the IRS shall be a decision rendered by the IRS which is no longer subject to administrative appeal within the IRS.

     8.2 Termination Upon Total Distribution of Assets. The Trust shall terminate when all payments which have or may become payable pursuant to the terms of the Trust have been made. Upon termination of the Trust any remaining assets shall be paid by the Trustee to the Company.
                                9

     8.3 Amendments. With the consent of the Trustee, the Company may from time to time amend or modify, in whole or in part, any of the provisions of this Trust Agreement; provided, however, that such amendment shall not adversely affect the rights of the Executive; and provided, further, that no such amendment shall be allowed following the occurrence of a Change of Control.


                        SECTION 9

                     Return of Assets

     9.1 Excess Assets. Prior to termination of the Trust and prior to the occurrence of a Change of Control, if the total assets of the Trust Fund exceed the amount required to pay all remaining payment obligations under Section 3.1, then such amount shall be deemed to be "excess assets." The Trustee shall determine in its sole discretion the amount of any excess assets and return such amount to the Company. Such determination shall be made by the Trustee on an annual basis and any "excess assets" shall be returned to the Company within 45 days following the close of the calendar year. Notwithstanding the foregoing, if the Trust terminates pursuant to Section 8.2 as a result of the Company's payment obligations becoming fully satisfied, all assets shall be returned to the Company as soon as practicable.

                           SECTION 10

                          Miscellaneous

     10.1 Non-Alienation. No amount payable to or in respect of the Executive shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, or encumbrance of any kind and any attempt to do so shall be void. The Trust Fund shall in no manner be liable for or subject to the debts or liabilities of the Executive.

     10.2 Governing Law. This Trust Agreement and the Trust hereby created shall be governed by the laws of the State of North Carolina.

     10.3 Communications. Communications to the Company shall be addressed to:

                    USAir Group, Inc.
                    Crystal Park Four
                    2345 Crystal Drive
                    Arlington, VA  22227
                    Attention:   General Counsel or Chief Financial
                                  Officer or their designee
                                10

Communications to the Trustee shall be addressed to :

                    Wachovia Bank of North Carolina, N.A.
                    301 North Main Street
                    Winston-Salem, NC  27150
                    Attention:   Jane Price - Vice President or her
                                         designee

     10.4 Titles and headings. The titles of the Sections and the Section headings in this Trust Agreement are placed herein for convenience of reference only and shall not control the meaning or interpretation of any provision of this Trust Agreement.

     10.5 Assignment. This Trust Agreement may not be assigned by either party without the prior written consent of the other and any purported assignment without such prior written consent shall be null and void.

     10.6 Successors. This Trust Agreement shall be binding upon and inure to the benefit of the Company and the Trustee and their respective successors.

     10.7 Severability. In the event that any provision of this Trust Agreement shall be determined by a court to be invalid or unenforceable, the remainder of this Trust Agreement shall not be affected thereby.

























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


     IN WITNESS WHEREOF, this Trust Agreement has been duly executed by the parties hereto as of April 1, 1992.


                               USAIR, INC.


                               By: /s/John P. Frestel, Jr.
                                  ______________________________
                                  Title:  Senior Vice President-
                                            Human Resources

Attest:

/s/Michelle V. Bryan
______________________________
Secretary

                                  WACHOVIA BANK OF NORTH CAROLINA,
                                         N.A., TRUSTEE

                                  By: /s/Jane B. Fisher
                                      ___________________________

                                  Title: Senior Vice President
                                         ________________________

Attest:

/s/Nancy Gander
_________________________
Secretary


















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